EXHIBIT 23
                         Independent Auditors' Consent



The Board of Directors
International Multifoods Corporation:


We consent to incorporation by reference in Registration Statements
No. 33-48073 on Form S-8 relating to the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation, No. 2-99818 on
Form S-8 relating to the Stock Purchase Plan of Robin Hood Multifoods Inc., No. 2-84236 on Form S-8 relating to the 1983 Stock Option Incentive Plan of International Multifoods Corporation, No. 33-6223 on Form S-8 relating to the 1986 Stock Option Incentive Plan of International Multifoods Corporation, No. 33-30979 on Form S-8 relating to the Amended and Restated 1989 Stock-Based Incentive Plan of International Multifoods Corporation and No. 33-65221 on Form S-3 relating to certain debt securities of International Multifoods Corporation of our reports dated April 8, 1997, relating to the consolidated balance sheets of International Multifoods Corporation and subsidiaries as of February 28, 1997 and February 29, 1996 and the related consolidated statements of earnings and cash flows and related financial statement schedule for each of the fiscal years in the three-year period ended February 28, 1997, which reports appear or are incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended February 28, 1997, of International Multifoods Corporation.



                                         /s/ KPMG Peat Marwick LLP
                                         KPMG Peat Marwick LLP


Minneapolis, Minnesota
May 15, 1997